     November 29, 2001

Ms. Susan B. Parks
6 Burning Tree
Laguna Nigel, CA 92677

     Re: Rancho Santa Fe Property

Dear Sue:

     This letter will confirm that the Company will purchase (or cause a third-party to purchase) your property at 5340 Maravillas, Rancho Santa Fe, California (“Rancho Santa Fe Property”) as soon as reasonably feasible. The purchase price will be an amount equal to the amount you paid when you originally purchased the property, i.e. $3,250,000, plus the cost of capital improvements to the Rancho Santa Fe Property paid for by you at or prior to the date of closing and which are evidenced by receipts satisfactory to the Company (the “Capital Improvement Costs”). At closing, all mortgages and other encumbrances will be discharged or otherwise satisfied in full from the purchase proceeds such that title will be free and clear (except for standard exceptions), fully marketable and insurable at regular rates by a California title insurance company. You will be paid at closing the sum of $750,000, plus the Capital Improvement Costs, representing the difference between your original purchase price plus the Capital Improvement Costs, and the first mortgage amount of $2,500,000. You and your husband (and any other owner of record) agree to sign all documents reasonably necessary to effectuate the closing of title in accordance with the terms of this letter and the requirements of the title company.

     The Company also shall assume (or cause the purchaser to assume) all agreements with regard to improvements, including Capital Improvements, (including those improvements which were performed but not billed or, if billed, not paid) (“Improvements”) to the Rancho Santa Fe Property that you have entered into (whether orally or in writing) so long as they are disclosed to the Company in writing at or prior to the closing. By submitting the invoices for the Improvements (or work related thereto) covered by this letter, you confirm to the Company that such Improvements were completed in accordance with the applicable contract to the extent required for such payment. The Company (or the purchaser) may, of course, cancel any such obligations for Improvements by settling with the contracting party but shall hold you harmless against any claims arising out of the cancellation.

     The Company shall also reimburse you (upon presentation of documentation satisfactory to the Company) for all carrying costs and improvement costs (other than Capital Improvement Costs) incurred by you with regard to the Rancho Santa Fe Property since its purchase and prior to the closing. We agree that such costs include property tax, association fees, grounds upkeep, utilities, appliances, insurance fees, appraisal fees, home security fees (including cost of sheriff’s permit) and decorator costs. The parties agree that their intent is that there not be any duplication of reimbursement costs.

     The intent of this letter, as you know, is to confirm our agreement that you will neither incur any cost nor realize any gain from your purchase and sale of the Rancho Santa Fe Property and, accordingly, you will be fully grossed up for any tax impact of the payments and reimbursements hereunder to the extent necessary to accomplish the foregoing goal.

Sue, if this letter accurately sets forth our agreement with respect to the Rancho Santa Fe Property, please sign and date on the lines provided. Thank you.

Sincerely, Jack Van Berkel Senior Vice President, Human Resources

Agreed to in Form and Substance —————————————— Susan B. Parks —————————————— Date